FOR IMMEDIATE RELEASE

Contact:          Brigid M. Smith           Andrea L. Simpson
                  Citizens Utilities        BHP Hawaii/Gasco, Inc.
                  (203) 329-5042            (808) 547-3450
                  bsmith@czn.com            Pager (808) 530-6989

                  Arthur Dague
                  Citizens Utilities
                  (203) 329-5094
                  adague@czn.com


                         CITIZENS UTILITIES TO ACQUIRE
                            BHP HAWAII'S GASCO, INC.

Stamford, CT and Honolulu, HI, January 9, 1997 -- Citizens Utilities and BHP Hawaii, Inc. jointly announced today that they have entered into a definitive agreement for Citizens to purchase all of the outstanding stock of Gasco, Inc. for approximately $100 million. Gasco, Inc. is a gas distribution company serving 70,000 customers in Hawaii. BHP Hawaii, Inc. is owned by The Broken Hill Proprietary Company Limited (BHP), the largest publicly held company in Australia. BHP had earlier announced its intention to divest Gasco, Inc. as part of a worldwide strategic asset review. The transfer of ownership, which is subject to Hawaii Public Utilities Commission and federal regulatory approvals, is expected to be completed in mid-1997.

         This transaction reinforces Citizens' strategic effort to focus on geographic areas where it already has a strong market presence. The transaction also fits well with BHP Hawaii's strategy to focus on refining and petroleum product marketing.

         Citizens' chairman and chief executive officer, Leonard Tow, said, "Citizens' strategy is to acquire businesses that are within its core markets. We are extremely knowledgeable about the gas business and excited about the opportunity to add gas marketing in Hawaii to our electric operations in the state." Mr. Tow remarked, "The Hawaiian market is unique, and we pride ourselves on understanding the challenges and benefits of operating in the State."

         Mr. Tow added, "This transaction will generate increased earnings, earnings per share and cash flow for Citizens shareholders from the outset. The transaction will be funded from balance sheet liquidity and internally generated cash flows."

         Henry Neal, president of BHP Hawaii, Inc., stated, "We are extremely pleased to enter this transaction with a company that has a history of providing quality opportunities for its employees and excellent service to its customers." He added, "Citizens has a long and commendable record of service to the people of Hawaii and a great deal of experience in the electric and gas businesses. I am delighted that their expertise and commitment to excellence will now be shared with Gasco's employees and customers."

         In commenting on the transaction, Hawaii Governor Ben Cayetano said, "Citizens Utilities' new multi-million dollar investment demonstrates continued confidence in Hawaii's economy. The State is encouraged by Citizens' commitment to provide quality gas and electric services for Hawaii's consumers."

         Citizens Utilities (NYSE: CZNA, CZNB, CZNPr) is a telecommunications and utility company serving 1.8 million customers in 20 states.

         The Broken Hill Proprietary Company Limited (NYSE: BHP) is an international resources company with four main businesses, petroleum, steel, copper and minerals. Headquartered in Melbourne, Australia, BHP has offices, operations, exploration and development sites in 59 countries.